Exhibit 99.1

Newark, NY – July 19, 2010 – IEC Electronics Corp. (NYSE Amex: IEC) announced its results for the third quarter of fiscal 2010 ending June 25, 2010.

For the quarter the Company reported revenue of $26.1 million, operating profit of $2.3 million and net income of $1.2 million or $0.13 per share. This compares to revenue of $17.3 million, operating profit of $1.3 million and net income of $903,000 or $0.10 per share for the quarter ended June 26, 2009.

Earnings before interest, taxes, depreciation and amortization (EBITDA) were $2.6 million or $0.27 per share, compared to $1.6 million or $0.17 per share for the same quarter last year. The Company views EBITDA as a useful measure of its operating performance as it eliminates the aberrations produced by our net operating loss carryforward (NOL), and enables the investment community to better evaluate our long run profitability and cash being generated by the Company.

For the nine months ended June 25, 2010 IEC had revenue of $69.4 million, operating profit of $5.6 million and net income of $3 million or $0.32 per share. This compares to revenue of $49.5 million, operating profit of $3.4 million and net income of $4 million or $0.43 per share for the first nine months of fiscal 2009. In fiscal 2009, the first nine month’s net income was favorably impacted by a net tax credit of $1.5 million during the second quarter. Absent that tax credit, net income for the first nine months of fiscal 2009 net income was $2.1 million or $0.23 per share.

EBITDA for the nine month period ended June 25, 2010 totaled $6.1 million or $0.63 per share, compared to $3.8 million or $0.41 per share for the same period last year.

W. Barry Gilbert, Chairman of the Board and CEO, stated, “This was an especially good quarter. Operating profit of over 8.5% of sales is unique in our industry. Sales growth of more than 50% and operating profit growth of more than 70% as compared to the third quarter of fiscal 2009 were especially gratifying. We continue to execute our growth strategy and enjoy the benefit of a favorable mix of products. Excluding the contribution from our acquisition of GTC, our sales growth from IEC Contract Manufacturing and IEC Wire and Cable was over 15% as compared to the same period of fiscal 2009. We expect to meet our forecasted full-year 2010 revenue of $96 million.”

“GTC continues to perform well and its integration with IEC Electronics is moving along nicely. Likewise, GTC’s backlog continues to grow as they have acquired a number of new programs from existing customers. As we observed last quarter, unlike IEC Contract Manufacturing and IEC Wire and Cable, whose backlog is shipped during the next four to nine months, GTC’s backlog is weighted to 2011 and beyond.

“Consistent with past practice, we do not report our backlog during the year. However, our shareholders should be pleased to know that our current backlog is higher than the backlog reported in our Form 10-K for fiscal 2009.

“Our sector performance remains consistent with previous quarters. The military/aerospace sector remains strong and represents 59% of our sales for the first nine months of fiscal 2010 as compared to 55% of sales at the close of fiscal 2009. Our medical/other sector has increased from 8% at the close of fiscal 2009 to 13% of sales for the first nine months of fiscal 2010. Our industrial sector though growing in absolute terms, declined slightly to 20% of sales for the first nine months of this year as compared to 24% at the close of fiscal year end 2009. The turbulence in the economy impacts the industrial sector more than the others. However, we expect the sector to gain strength over the balance of the year and we envision modest continued improvement in fiscal 2011.

“In summary, our Company continues to move in the right direction and we are confident that we are creating future value for our shareholders and opportunity for our employees.”

About IEC Electronics
IEC Electronics Corporation provides contract electronic manufacturing services to advanced technology companies primarily in the military and aerospace, medical, industrial and computing sectors. The Company’s ultra high reliability capabilities include: design, prototype and volume circuit board assembly, material procurement and control, manufacturing and test engineering support, systems build, final packaging and distribution.   As a full service EMS provider, IEC is AS9100, ISO-9001:2000, and ISO-13485 registered, and an NSA approved supplier under the COMSEC standard.  The Company is headquartered outside of Rochester, New York and also has operations in Victor, New York and Albuquerque, New Mexico.  Additional information about IEC can be found on its web site at www.iec-electronics.com.

The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, the ability of the Company to assimilate acquired businesses and to achieve the anticipated benefits of such acquisitions, competition and technological change, the ability of the Company to control manufacturing and operating costs, satisfactory relationships with vendors.  The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2009 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact:	Heather Keenan	John Nesbett/Jennifer Belodeau
	IEC Electronics Corp.	Institutional Marketing Services
	(315) 332-4262	(203) 972-9200
	hkeenan@iec-electronics.com	jnesbett@institutionalms.com